Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

U-Store-It Trust:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167623, 333-143126, 333-143125, 333-143124, 333-134684 and 333-119987) and the Registration Statements on Form S-3 (Nos. 333-156463, 333-141709 and 333-141710) of U-Store-It Trust and subsidiaries of our report dated March 1, 2011, with respect to the consolidated balance sheets of U-Store-It Trust as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the accompanying Form 10-K of U-Store-It Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2011